Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Conformis, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	Other	120,000 (2)	$1.69(3)	$202,800	0.00011020	$22.35
Total Offering Amounts					$202,800		$22.35
Total Fee Offsets					⸻		⸻
Net Fee Due							$22.35

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)Represents 120,000 additional shares of common stock issuable under the 2015 Stock Incentive Plan, as amended, of the Registrant.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the Nasdaq Global Market on February 24, 2023, which was $1.69 per share.